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                                                                     Exhibit 5.1




                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110
                                Tel: 617-951-8000
                                Fax: 617-951-8736



                                  May 19, 1999


Streamline.com, Inc.
27 Dartmouth Street
Westwood, MA 02090

    Re:      Registration Statement on Form S-1
             UNDER THE SECURITES ACT OF 1933, AS AMENDED

Ladies and Gentlemen:

         We have acted as counsel for Streamline.com, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 5,750,000 shares (including up to 650,000 shares that may be offered by the Company and 100,000 shares that may be offered by a stockholder of the Company solely in order to cover over-allotments, if any) of Common Stock, $.01 par value per share (the "Shares"), pursuant to a Registration Statement on Form S-1, File No. 333-76383 (as amended from time to time, the "Registration Statement"), initially filed by the Company with the Securities and Exchange Commission on April 15, 1999.

         We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, agreements, instruments, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed, and we have further relied on the presumption of regularity and continuity to the extent necessary to enable us to render such opinions. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

         We have also assumed that an Underwriting Agreement substantially in the form of Exhibit 1.1 to the Registration Statement, by and among the

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Streamline.com, Inc.
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Company, a stockholder of the Company, and the underwriters named therein (the
"Underwriting Agreement"), will have been duly executed and delivered pursuant to the authorizing resolutions of the Board of Directors of the Company and that the Shares will be sold and transferred only upon the payment therefor as provided in the Underwriting Agreement. We have further assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

         This opinion is limited solely to the General Corporation Law of the State of Delaware as applied by courts located in Delaware.

         Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the selling stockholder referred to above have been validly issued, fully paid, and non-assessable, and the Shares to be sold by the Company, when delivered and paid for in accordance with the provisions of the Underwriting Agreement, will be validly issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus included in the Registration Statement.

                                            Very truly yours,

                                            /s/ Bingham Dana LLP

                                            BINGHAM DANA LLP